Exhibit 10.26

Compensation Arrangements for

Certain Named Executive Officers

Set forth below is a summary of the compensation arrangements of the executive officers to be named in the Company’s 2012 Proxy Statement for the Annual Meeting of Stockholders, other than Mr. Jon P. Vrabely, the Company’s President and Chief Executive Officer, who is covered by a written employment agreement filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

Each of the executive officers named below is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.

Base Salaries. In connection with the Company’s cost control efforts in response to the prolonged, severe decline in the housing market, the Company instituted a 10% reduction in the base salaries of certain employees, including each of the executive officers, which became effective in November 2011 and is still in effect.

The current base salary for each of the named executive officers, other than Mr. Vrabely, after giving effect to the 10% reduction instituted in November 2011 as described above, and the unreduced base salary for each such officer, is as follows:

	Base Salary
Name and Principal Position	(After 10% reduction)	(Unreduced)
Philip W. Keipp — Vice President, Chief Financial Officer and Secretary	$225,000	$250,000
Gregory W. Gurley — Vice President, Product Management and Marketing	$202,500	$225,000

Base salaries are adjusted from time to time. Any such adjustments are approved by Board of Directors upon recommendation of the Management Organization and Compensation Committee.

Bonuses and Equity Awards. These executive officers are also eligible to participate in the Company’s annual incentive compensation plans and equity incentive compensation plans, as provided in the terms of such plans. Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K or to later-filed periodic reports.